Exhibit 10.1

March 14, 2013

Mr. William Fields
2083 Flintrock Trace
Austin, TX 78738

Re: Board of Directors Offer Letter Agreement

Dear Bill,

I am very pleased to offer you a position as a member of the Board of Directors (the “Board”) of Car Charging Group, Inc. (OTCQB: CCGI) (“CarCharging” or the “Company”).

Should you choose to accept this position as a member of the Board, this letter shall constitute an agreement between you and the Company (the “Agreement”) and contains all of the terms and conditions relating to the services you are to provide. This Agreement is based on the following terms and conditions:

Start Date:
The date your appointment is formally approved by the Board of Directors of the Company (the “Effective Date”) shall constitute your starting date.  You will serve as member of the Board until the annual meeting for the year in which your term expires or until your successor has been elected and qualified, subject however, to your prior death, resignation, retirement, disqualification or removal from office.

Term:	Your initial term shall be three (3) years.

Services:
You shall render services as a member of the Board (hereinafter your “Duties”).  During the term of this Agreement, you shall attend and participate in such number of meetings of the Board as regularly or specially called, but in any case no fewer than four (4) meetings per year.  You may attend and participate in each such meeting, via teleconference, videoconference or in person.  You shall consult with other members of the Board regularly and as necessary via telephone, electronic mail or other forms of correspondence.  You shall also participate in approximately four (4) conference calls for operational purposes with the Company’s management in any year.

Committees:
You acknowledge and agree that, in order to meet SEC and NYSE rules, you will be required to serve on one or more of the Board’s Audit Committee, Compensation Committee, and/or Nominating and Governance Committee, and that such committee assignments will be agreed between you and the Company, and that you will be compensated for service on any committee as provided herein.

Compensation:
During your term as a member of the Board, in consideration of your services, you will receive the following: (i) upon execution of this Agreement, 50,000 fully paid and nonassessable shares (the “Shares”) of Company restricted common stock (the “Common Stock”) and an option to purchase up to 12,000 shares of Common Stock at an exercise price per share equal to $0.01 above the closing price on the date of issuance; (ii) on each anniversary of the Effective Date, options to purchase up to 12,000 shares of Common Stock at an exercise price per share equal to $0.01 above the closing price on the date of issuance; (iii) options to purchase up to 5,000 shares of Common Stock for your attendance at any Company Board meeting at an exercise price equal to $0.01 above the closing price on the date of issuance; (iv) a nominal fee of $1,500 (the “Nominal Fee”) for each Board Meeting you attend and (v) should you become chairman of any committee of the Board, $1,500 per committee meeting you attend (the “Additional Fee”).

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At the option of the Company, the Nominal Fee and the Additional Fee may be paid in Company Common Stock, at a value of two times its cash value. All options given under this Agreement shall be non-cashless, shall vest after a period of two (2) years and shall expire five (5) years from the date of issue.

Sale Restrictions.
You hereby agree that you will not, without the prior written consent of the Company, offer, pledge, sell, contract to sell, hypothecate, lend, transfer or otherwise dispose of any of the shares which you own or have a right to acquire as of the date hereof (collectively, the “Lockup Shares”) for a period of six (6) months following the date you receive the Lockup Shares (the “Lockup Period”).  Following the expiration of the Lockup Period, you shall have the right, in the aggregate, to sell, dispose of or otherwise transfer the Lockup Shares without restriction, up to five percent (5%) of the total daily trading volume of the Company’s common stock.

Any subsequent issuance to and/or acquisition by you of Common Stock or options or instruments convertible into Common Stock shall be subject to the restrictions contained herein.

Until such time as you have sold all of the Lockup Shares, within five (5) business days of any sale, transfer or other transaction made by you with regard to the Company’s securities, you shall deliver to the Company a written statement detailing (i) the sale, transfer or other transaction giving rise to such written statement and (ii) your current holdings of the Company’s securities.

Permitted Transfers. Notwithstanding the foregoing restrictions on transfer, you may, at any time and from time to time, transfer the Lockup Shares (i) as bona fide gifts or transfers by will or intestacy, (ii) to any trust for your direct or indirect benefit or your immediate family, provided that any such transfer shall not involve a disposition for value, (iii) to a partnership which is the general partner of a partnership of which you are a general partner, or (iv) make a gift of to an organization exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended provided, that, in the case of any gift or transfer described in clauses (i), (ii), (iii) or (iv), each donee or transferee agrees in writing to be bound by the terms and conditions contained herein in the same manner as such terms and conditions apply to the undersigned so that in the aggregate, no more than the number of Lockup Shares allowable under this Agreement may be transferred on a given day, except in accordance with the terms hereof. For purposes hereof, “immediate family” means any relationship by blood, marriage or adoption, not more remote than first cousin.

CAR CHARGING GROUP, INC.
1691 MICHIGAN AVE., STE 601 ● MIAMI BEACH, FL 33139
PHONE: 305.521.0200 ● FAX: 305.521.0201
E-MAIL: INFO@CARCHARGING.COM WWW.CARCHARGING.COM

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Ownership. Until such time as you have sold the shares in question, you shall retain all rights of ownership in the Lockup Shares, including, without limitation, voting rights and the right to receive any dividends that may be declared in respect thereof.

The Company is hereby authorized to disclose the existence of this Agreement to its transfer agent and such transfer agent shall only release shares in accordance with the limitations contained herein. The Company and its transfer agent are hereby authorized to decline to make any transfer of the Lockup Shares if such transfer would constitute a violation or breach of this Agreement.

Expenses:
The Company agrees to reimburse all of your travel and other reasonable documented expenses relating to your attendance at meetings of the Board.  In addition, the Company agrees to reimburse you for reasonable expenses that you incur in connection with the performance of your duties as a director of the Company.

Indemnification:
You will receive indemnification as a director of the Company to the maximum extent extended to directors of the Company generally, as set forth in the Company’s Certificate of Incorporation and bylaws.

D&O Insurance:
During your term as a member of the Board, the Company shall include you as an insured under an officers and directors insurance policy, with current coverage of five million dollars ($5,000,000) for all losses in the aggregate, including defense costs.

Service For Others:
You will be free to represent or perform services for other persons during the term of this Agreement.  However, you agree that you do not presently perform and do not intend to perform, during the term of Agreement, similar Duties, consulting or other services for companies whose businesses whose businesses are or would be, in any way, competitive with the Company (except for companies previously disclosed by you to the Company in writing).  Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow it to determine if the performance of such services would conflict with areas of interest to the Company.

CAR CHARGING GROUP, INC.
1691 MICHIGAN AVE., STE 601 ● MIAMI BEACH, FL 33139
PHONE: 305.521.0200 ● FAX: 305.521.0201
E-MAIL: INFO@CARCHARGING.COM WWW.CARCHARGING.COM

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No Assignment:	Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

Confidential Information:
In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company, in connection with your business relationship with the Company, you hereby represent and agree as follows:

Definition. For purposes of this Agreement the term “Confidential Information” means:

i. Any information which the Company possesses that has been created, discovered or developed by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

ii. Any information that is related to the business of the Company and is generally not known by non-Company personnel.

iii. By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans, and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, characteristics and agreements.

Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i. Any information which becomes generally available to the public other than as a result of a breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii. Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii. Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented.

CAR CHARGING GROUP, INC.
1691 MICHIGAN AVE., STE 601 ● MIAMI BEACH, FL 33139
PHONE: 305.521.0200 ● FAX: 305.521.0201
E-MAIL: INFO@CARCHARGING.COM WWW.CARCHARGING.COM

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Documents. You agree that, without the express written consent of the Company, you will not remove from the Company's premises, any notes, formulas, programs, data, records, machines or any other documents or items which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. In the event you receive any such documents or items by personal delivery from any duly designated or authorized personnel of the Company, you shall be deemed to have received the express written consent of the Company. In the event that you receive any such documents or items, other than through personal delivery as described in the preceding sentence, you agree to inform the Company promptly of your possession of such documents or items. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company's demand, upon termination of this Agreement, or upon your termination or Resignation, as defined herein.

No Disclosure. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to others, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except as maybe necessary in the course of your business relationship with the Company. You further agree that you will not use any Confidential Information without the prior written consent of the Company, except as may be necessary in the course of your business relationship with the Company, and that the provisions of this paragraph (d) shall survive termination of this Agreement.

Termination and Resignation:
Your membership on the Company’s Board may be terminated for any or no reason at a meeting called for the purpose of the election of directors by a vote of the stockholders holding at least a majority of the shares of the Company’s issued and outstanding shares entitled to vote. Your membership on a Board committee may be terminated for any or no reason at any meeting of the Board by or by written consent of, a majority of the Board at any time. You may also terminate your membership on the Board or on a committee for any or no reason by delivering your written notice of resignation to the Company (“Resignation”), and such Resignation shall be effective upon the time specified therein or, if no time is specified, upon receipt of the notice of resignation by the Company. Upon the effective date of the termination or Resignation, your right to compensation hereunder will terminate subject to the Company's obligations to pay you any cash compensation (or equivalent value in Company Common Stock) that you have already earned and to reimburse you for approved expenses already incurred in connection with your performance of your Duties as of the effective date of such termination or Resignation.

Governing Law:
All questions with respect to the construction and/or enforcement of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Nevada applicable to agreements made and to be performed entirely in the State of Nevada.

CAR CHARGING GROUP, INC.
1691 MICHIGAN AVE., STE 601 ● MIAMI BEACH, FL 33139
PHONE: 305.521.0200 ● FAX: 305.521.0201
E-MAIL: INFO@CARCHARGING.COM WWW.CARCHARGING.COM

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Entire Agreement; Amendment; Waiver; Counterparts:
This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof.  Any term of this agreement may be amended and observance of any term of this agreement may be waived only with the written consent of the parties hereto.  Waiver of any term or condition of this agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this agreement.  The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of agreement.  This Agreement may be executed in separate counterparts each of which will be an original and all of which taken together will constitute one and the same agreement, and may be executed using facsimiles of signatures, and a facsimile of a signature shall be deemed to be the same, and equally enforceable, as an original of such signature.

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CAR CHARGING GROUP, INC.
1691 MICHIGAN AVE., STE 601 ● MIAMI BEACH, FL 33139
PHONE: 305.521.0200 ● FAX: 305.521.0201
E-MAIL: INFO@CARCHARGING.COM WWW.CARCHARGING.COM

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This Agreement sets forth the complete terms of your service on the Board.  Nothing in this Agreement should be construed as an offer of employment.  If the foregoing terms are agreeable, please indicate your acceptance by signing in the space provided below and returning this Agreement to the Company.

Sincerely,

By:  /s/ Michael D. Farkas
        Michael D. Farkas
Chief Executive Officer

Accepted and Agreed:

Signature: /s/ William Fields

Name:       William Fields

Date:         12/18/12
CAR CHARGING GROUP, INC.
1691 MICHIGAN AVE., STE 601 ● MIAMI BEACH, FL 33139
PHONE: 305.521.0200 ● FAX: 305.521.0201
E-MAIL: INFO@CARCHARGING.COM WWW.CARCHARGING.COM